Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Rafael Holdings, Inc. of our report dated October 29, 2020, relating to the consolidated financial statements of Rafael Holdings, Inc. as of July 31, 2020 and 2019 and for the years then ended included in its Annual Report on Form 10-K for the year ended July 31, 2020.

/s/ CohnReznick LLP
Parsippany, New Jersey
May 26, 2021